UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   October 2, 2006

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue
Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.                                          Entry into a Material Definitive Agreement.

Steven J. Klinger’s Executive Retirement Agreement

On October 2, 2006, Smurfit-Stone Container Corporation (the “Company”) entered into an Executive Retirement Agreement (the “Retirement Agreement”) with Steven J. Klinger, the Company’s President and Chief Operating Officer.  The terms of the Retirement Agreement supplement those contained in Mr. Klinger’s Employment Agreement with the Company dated May 11, 2006 (the “Employment Agreement”) which was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 12, 2006.  The Retirement Agreement provides for different levels of benefits depending on the circumstances of Mr. Klinger’s departure from the Company, as follows:

Full Retirement Benefit.  In the event Mr. Klinger’s employment terminates following at least fifteen years of service at the Company, he will be entitled to receive a full retirement benefit (“Full Retirement Benefit”).  The Full Retirement Benefit generally consists of the Actuarial Equivalent (as defined in the Retirement Agreement) of fifty percent of Mr. Klinger’s Average Monthly Cash Salary (as defined in the Retirement Agreement) less the Annuity Equivalent (as defined in the Retirement Agreement) of other retirement benefits payable to Mr. Klinger from the Company and from his previous employer, Georgia-Pacific Corporation.  The Full Retirement Benefit shall be payable in five equal annual installment payments commencing on the seventh month following termination of Mr. Klinger’s employment.

Vested Retirement Benefit.  In the event Mr. Klinger’s employment terminates prior to his completion of fifteen years of service for reasons other than disability, he will be entitled to receive the Full Retirement Benefit multiplied by a fraction equal to the number of Mr. Klinger’s completed years of service divided by fifteen (the “Vested Retirement Benefit”).  The Vested Retirement Benefit shall be payable in five equal annual installment payments commencing on the last to occur of Mr. Klinger’s 62nd birthday or the seventh month following termination of Mr. Klinger’s employment.

Disability Retirement Benefit.  In the event Mr. Klinger’s employment terminates prior to his 62nd birthday because of disability and he has completed at least one full year of service with the Company, he will be entitled to receive the Full Retirement Benefit multiplied by a percentage, depending upon the age at which Mr. Klinger became disabled (the “Disability Retirement Benefit”).  The Disability Retirement Benefit shall be payable in five equal annual installment payments commencing on the seventh month following termination of Mr. Klinger’s employment.

Survivor Benefits.  In the event of Mr. Klinger’s death prior to the commencement of his Full Retirement Benefit or his Vested Retirement Benefit, Mr. Klinger’s spouse or designated beneficiary (“Beneficiary”) shall be entitled to receive either the Full Retirement Benefit or Vested Retirement Benefit, depending on Mr. Klinger’s years of service at the time of his death, multiplied by a percentage depending upon his age at the time of death.  If Mr. Klinger’s death occurs after the commencement of his Full Retirement Benefit or Vested Retirement Benefit, the Beneficiary shall be entitled to receive a lump sum payment of any remaining installments payable.

Jefferson Smurfit Corporation Supplemental Income Pension Plan II

At a meeting held October 2, 2006, the Compensation Committee of the Company’s Board of Directors amended the Jefferson Smurfit Corporation Supplemental Income Pension Plan II (the “Plan”).  The Plan is a non-qualified defined benefit pension plan that provides former executives of Jefferson Smurfit Corporation, a predecessor to the Company, with supplemental pension benefits in addition to amounts earned by them under qualified defined benefit plans maintained by the Company.

The Plan was closed to new participants in 1998, but there are four remaining actively employed participants in the Plan, all of whom are executive officers of the Company, including Patrick J. Moore, the Chairman and Chief Executive Officer, and Charles A. Hinrichs, the Senior Vice President and Chief Financial Officer.

The amendment implemented the following changes to the Plan:

1.             The formula for the accrual of benefits was reduced, effective for periods of service on and after January 1, 2007, commensurate with the reduction in the formula for the accrual of benefits under the Company’s qualified defined benefit pension plan in which the participants in the Plan also participate. The result will be an estimated reduction in the total pension benefits payable to the four participants in the Plan of between 3% and 14%, assuming retirement at the normal retirement age specified in the Plan.

2.             Participants in the Plan will have the option, in addition to the methods of payment already set forth in the Plan, to elect to receive benefits accrued under the Plan either in a lump sum or in five annual payments following retirement.

Item 9.01.              Financial Statements and Exhibits.

(d)                                Exhibits.

Exhibit Number	Description
10.1	Executive Retirement Agreement dated as of October 2, 2006 between the Company and Steven J. Klinger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 5, 2006

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Craig A. Hunt
Name:	Craig A. Hunt
Title:	Senior Vice President, Secretary, and General Counsel